April 23, 2020

Mr. Ron Baldwin

7033 E. Greenway Parkway, Suite 110

Scottsdale, Arizona 85254

Re:       Indemnification of Personal Guaranty

Dear Mr. Baldwin:

Reference is made to that certain Credit Agreement, dated April 23, 2020, by and among Uncommon Giving Corporation (the “Company”), you as the guarantor party thereto, and InBank (the “Lender”), pursuant to which loans or other extensions of credit will be made to the Company in an aggregate principal amount of up to $1,500,000 (the “Credit Agreement,” and, collectively with all promissory notes, security agreements, pledge agreements, mortgages, deeds of trust, and other ancillary or related agreements, the “Credit Agreement Documents”).

The Company acknowledges that, in order to satisfy the conditions to the Lender’s entry into the Credit Agreement, you intend to personally guarantee the repayment of the Company’s indebtedness to the Lender in accordance with the terms of the Credit Agreement Documents (the “Guaranty”). The Company hereby agrees that, from and after the effective date of the Credit Agreement, the Company shall indemnify and defend you and each of your successors, assigns, beneficiaries, representatives and heirs (each, an “Indemnitee”)  from and against any and all liabilities, losses (including, without limitation, indirect, consequential, loss of profit or loss of business opportunity), claims, damages (including, without limitation, punitive, exemplary, special or direct damages), causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such  damages) and costs and expenses (including without limitation  reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Indemnitee(s), provided that any such Damages arise (i) after the effective date of the Credit Agreement and (ii) under or in connection with the Guaranty.

If any Indemnitee believes he, she or it is or could be entitled to indemnification for any claim, demand, lawsuit or other proceeding in accordance with the terms of this letter agreement (each, a “Claim”), the Indemnitee will give prompt written notice of such Claim to the Company, but the failure to promptly notify the Company will not relieve the Company of any liability that it may have to the Indemnitee, except to the extent that the Company demonstrates that the defense of such Claim is materially prejudiced by the Indemnitee's failure to give prompt notice thereof. Such notice shall contain a description in reasonable detail of facts upon which such Claim is based and, to the extent known, the amount thereof.

The Company, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any Claim brought against the Indemnitee, which Claim may give rise to the indemnity or reimbursement obligation of the Company hereunder, and may assert any defense of any party; provided,

April 23, 2020

however, that the Indemnitee shall have the right at its own expense to participate jointly with the Company in the defense of any Claim in connection with which the Indemnitee claims indemnification hereunder. Notwithstanding the right of an Indemnitee so to participate, the Company shall have the sole right to settle or otherwise dispose of such Claim on such terms as the Company, in its sole discretion, shall deem appropriate with respect to any issue involved in such Claim as to which (i) the Company shall have acknowledged the obligation to indemnify the Indemnitee hereunder and the settlement is solely for cash or (ii) the Indemnitee shall have declined so to participate. The obligations of the Company to indemnify the Indemnitees under this letter agreement with respect to claims relating to or arising from third parties (a “Third Party Claim”) shall be subject to the condition that the Company shall not settle such Third Party Claim in any manner which involves the entry of any judgment against an Indemnitee without first obtaining the consent of the Indemnitee.

This letter agreement shall remain in full force and effect for the duration of the Guaranty, including any extension or renewal thereof.

The substantive laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this letter agreement.   The parties hereby irrevocably consent and submit to the non- exclusive jurisdiction of state and federal courts located in the State of New York.

This letter agreement constitutes the entire understanding among the parties hereto with respect to the subject matter of this letter agreement and supersedes all other agreements, whether written or oral, among the parties hereto. No amendment to this letter agreement will be effective unless it is in writing and signed by all parties hereto.

This letter agreement may be executed in one or more counterparts, including by means of facsimile or electronic signature page, each of which shall be deemed an original, but all of which together shall constitute one and the same letter agreement.

[Signature page follows]

If the foregoing correctly states our agreement, please execute and return a counterpart of this letter.

Very truly yours,

UNCOMMON GIVING CORPORATION

By: /s/ Gene Baldwin

Name: Gene Baldwin

Title:   Chairman

Agreed to and accepted:

RON BALDWIN

/s/ Ron Baldwin